 Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of China Customer Relations Centers, Inc., a British Virgin Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 10, 2017.

By:	/s/ Zhili Wang
Name:	Zhili Wang

By:	/s/ Qingmao Zhang_
Name:	Qingmao Zhang

By:	/s/ Qiaolin Wang
Name:	Qiaolin Wang

By:	/s/ Jishan Sun
Name:	Jishan Sun, individually
and as authorized agent for
Telecare Global Services Limited

By	/s/ Debao Wang
Name:	Debao Wang

[Signature Page to Joint Filing Agreement to Schedule 13G]